Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 15.6% Increase in Net Income for Fourth Quarter 2005 and 18.2% for the Full Year 2005

TSYS’ and Financial Services Segment’s Excellent Growth Momentum Continues

Columbus, Ga., January 18, 2006 — Synovus’ fourth quarter net income grew 15.6% over the fourth quarter 2004 to $137.3 million, which represented earnings per share growth of 14.9% to $.44 per share, Synovus’ President and Chief Executive Officer Richard E. Anthony announced today. For the full year, net income grew 18.2% and earnings per share increased 16.5% over 2004.

“Throughout 2005, the excellent growth momentum at both TSYS and Synovus’ Financial Services segment combined for a very solid 16.5% growth in earnings per share over 2004,” said Anthony. “Expanding margin, strong loan growth, and excellent credit quality drove the earnings momentum for the Financial Services segment. TSYS’ results were driven by the continued strong growth in its fundamental core business, expanding merchant services, and stronger than expected growth in value added services.”

Return on assets was 2.00% and return on equity was 18.74% for the fourth quarter 2005, compared to 1.91% and 17.92%, respectively, in the same period last year. For the full year, return on assets was 1.96% and return on equity was 18.45% compared to 1.88% and 17.63%, respectively, in 2004. Shareholders’ equity at December 31, 2005, was $2.95 billion, which represented a very strong 10.69% of quarter-end assets. Total assets ended the quarter at $27.6 billion, an increase of 10.3% from the same period last year.

Financial Services’ net income was up 15.7 % over the fourth quarter last year and up 14.0% for the full year over 2004. Net interest income grew 15.9% over the fourth quarter last year as the net interest margin expanded to 4.32% in the fourth quarter from 4.18% last quarter. The net interest margin expansion was primarily due to increased yields on the variable rate portion of the loan portfolio, which remains at approximately 63% of total loans. Total deposit growth exceeded loan growth – a corporate goal for 2005 – as total deposits grew 11.9% (13.6% excluding brokered time deposits) over last year, while total loans grew 9.8%.

Asset quality remained excellent. The net charge-off ratio was 0.28% compared to 0.27% for the fourth quarter of last year. For the year, the net charge-off ratio is 0.29% compared to a targeted ratio of 0.30% for 2005. The ratio of nonperforming assets to loans and other real estate was 0.46%, down from 0.49% at the end of last quarter and 0.52% a year ago. The allowance for loan losses was 1.35% of loans,

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 15.6% Increase in Net Income for Fourth Quarter/p. 2

which provides coverage of 352% of nonperforming loans. The provision for loan losses covered net charge-offs by 1.41x for the quarter and the year.

Financial Services’ non-interest income was up 5.0% over the fourth quarter last year with increases in credit card fees of 21.8%, brokerage and investment banking revenue of 23.4%, mortgage banking revenue of 4.5%, and fiduciary and asset management fees – which include trust, financial planning and asset management fees – of 1.6%. Service charges on deposit accounts were essentially flat compared to last quarter and down 5.2% compared to the fourth quarter last year. Financial Services’ non-interest expense was up 10.0% compared to the fourth quarter of 2004. Expense control remains on track as the efficiency ratio was 49.2% for the quarter and 49.8% for the full year.

TSYS reported net income of $49.7 million for the fourth quarter 2005 compared to $43.0 million last year. Diluted earnings per share for the quarter increased by 15.6% to $0.25, up from $0.22 last year. Full year net income and earnings per share were up 29% over 2004. During the quarter, TSYS expanded its operations in China with a 34% equity interest in China UnionPay Data, executed a long-term agreement with Toronto-Dominion Bank, Canada, to provide a range of processing and support services for its consumer and commercial credit card accounts, and extended agreements with Allied Irish Banks of Dublin, Ireland and Metavante of Milwaukee, Wisconsin. TSYS expects to de-convert the Citigroup Sears portfolio and Bank of America’s consumer portfolio in 2006. With the record number of new accounts in the conversion pipeline and a one-time termination fee from Bank of America, TSYS expects to achieve another record year in 2006 with earnings per share growth in the range of 21 – 23 % compared to 2005.

Anthony concluded, “Synovus exceeded its expectations for 2005 with excellent growth momentum in both the Financial Services segment and TSYS. As we look into 2006, an important initiative is the acceleration of our commercial and industrial loan growth. Our focus for this initiative is to broaden existing relationships with the cross sales and penetration of specialty products such as corporate cash management, asset–based loans, and capital markets products. Our retail banking initiative, which we implemented in 2005, is expected to expand core deposit growth and fee income from retail product sales this year. Synovus will continue to focus on growing deposits, managing the loan growth, quality and mix, maintaining a strong margin, expanding fee income and continuing to refine our processes to improve efficiencies. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve higher earnings performance throughout the year and beyond. In 2006, we expect that short-term interest rates will increase slightly, the credit environment will remain favorable, and TSYS will perform within its range of guidance. Based on these assumptions, we expect 2006 earnings per share growth of 12 – 14% over reported amounts for 2005, which equates to a range of $1.84 to $1.87 for 2006. This expectation includes the estimated impact of expensing the fair value of stock options beginning in 2006 as well as expenses associated with restricted stock awards. The incremental (as compared to 2005) after-tax expense for both options and restricted stock awards in 2006 is estimated at $17 million which represents approximately 5 cents per diluted share or 3.2% of reported 2005 diluted earnings per share.”

Synovus will host an earnings highlights conference call at 4:30 p.m. ET, on January 18, 2006. The conference call will be available in the Investor Relations section of www.synovus.com under the “Conference Calls and Webcasts” tab. Please log on 5-10 minutes ahead of the call time.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $27 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 15.6% Increase in Net Income for Fourth Quarter/p. 3

international payments. Synovus has been named one of “The 100 Best Companies To Work For”

in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2005, Synovus was also named as one of “America’s Most Admired Companies”. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected growth in earnings for 2006, TSYS’ expected de-conversion of Citigroup Sears and Bank of America’s consumer accounts in 2006, Synovus’ belief that is in position to achieve higher earnings performance, the expected after-tax expense for both options and restricted stock awards in 2006, Synovus’ expected growth in earnings per share for 2006, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2006, short-term interest rates will increase slightly; the credit environment will remain favorable; and TSYS will perform within its range of guidance. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ earnings growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com